Peregrine Metals Ltd. Shareholders Approve Arrangement With Stillwater Mining Company

BILLINGS, MT and VANCOUVER, BC -- (Marketwire - September 26, 2011) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) ("Stillwater") and PEREGRINE METALS LTD. (TSX: PGM) ("Peregrine") today announced that Peregrine shareholders have approved the plan of arrangement transaction with Stillwater at a meeting of Peregrine shareholders held earlier today.

The transaction is expected to close on or about October 4, 2011, following the anticipated approval of Peregrine's application to the British Columbia Supreme Court and the satisfaction of all other conditions to the arrangement. It is then expected that the Peregrine common shares will be delisted from the TSX on or about the close of trading two business days following close of the transaction.

About Stillwater

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

About Peregrine

Peregrine Metals holds a 100% interest in the Altar property, subject to a one percent NSR royalty granted to Rio Tinto and another one percent NSR royalty granted to the underlying concession owners that may be purchased by Peregrine Metals from the underlying owners at any time for US$1 million. The Company also holds under option a 100% interest in the Rio Cenicero property which surrounds the Altar property, subject to a one percent NSR royalty granted to the Instituto Provincial de Exploraciones y Explotaciones Mineras. Information on Peregrine Metals can be found at its website: www.pmet.com.

Forward-Looking Statements

This news release contains certain "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and "forward-looking information" within the meaning of applicable Canadian securities laws. Forward-looking statements and forward-looking information are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements and forward-looking information in this news release include statements with respect to the completion of the Peregrine transaction and the receipt of all necessary regulatory and court approvals.

Forward-looking statements are based on certain assumptions, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking statements. The assumptions include that no material adverse change occurs to Peregrine or Stillwater and that court approvals are received in a timely manner. Factors that could cause the forward-looking statements and forward-looking information to differ materially in actuality include the failure of contracted parties to perform as contracted. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.

CONTACTS:

Stillwater:
Mike Beckstead
406-373-8971

Peregrine:
Eric Friedland / Mike Westerlund
604-669-8800